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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                              Commission File Number  000-20255
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                        Mahoning National Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


            23 Federal Plaza, Youngstown, Ohio 44501 (330) 742-7000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Common Stock, without par value
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            (Title of each class of securities covered by this Form)

                                      None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(ii)   [ ]

     Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(2)(i)    [ ]

     Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii)   [ ]

     Rule 12g-4(a)(2)(ii) [ ]         Rule 15d-6             [ ]

     Rule 12h-3(b)(1)(i)  [ ]


Approximate number of holders of record as of the certification or notice date:

None. Mahoning National Bancorp, Inc. merged with Sky Financial Group, Inc. on September 30, 1999. Sky Financial Group, Inc. was the surviving corporation of the merger (see Sky Financial Group, Inc. Form S-4. Registration No. 333-83733 filed with the Commission on July 26, 1999).


     Pursuant to the requirements of the Securities Exchange Act of 1934, Sky Financial Group, Inc. has caused this certification/notice to be signed as the successor corporation to Mahoning National Bancorp, Inc. by the undersigned duly authorized person.


DATE: November 15, 1999              BY  /s/ Marty E. Adams
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                                       Marty E. Adams, Chief Executive Officer